Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES

SAN FRANCISCO - October 6, 2011 - Gap Inc. (NYSE: GPS) today reported that September 2011 net sales remained flat compared with last year.

Net sales for the five-week period ended October 1, 2011 were $1.35 billion compared with net sales of $1.34 billion for the five-week period ended October 2, 2010. The company's comparable sales for September 2011, which include the associated comparable online sales, were down 4 percent compared with a 1 percent decrease for September 2010.

"While there were some bright spots across our brands and business units, we're clear and focused on the steps necessary to improve our business performance going forward," said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Comparable sales for September 2011, including the associated comparable online sales, were as follows:

  Gap North America: negative 4 percent versus flat last year
  Banana Republic North America: negative 1 percent versus positive 1 percent last year
  Old Navy North America: negative 1 percent versus negative 3 percent last year
  International: negative 13 percent versus positive 4 percent last year

Year-to-date net sales were $9.12 billion for the 35 weeks ended October 1, 2011, which was flat compared with net sales of $9.12 billion for the 35 weeks ended October 2, 2010. The company's year-to-date comparable sales, including associated online sales, decreased 3 percent compared with a 2 percent increase last year.

October Sales

The company will report October sales on November 3, 2011.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Emily Russel

(415) 427-6230

press@gap.com